Exhibit 99.1

[Logo of Sparton Corporation]	NEWS RELEASE

FOR IMMEDIATE RELEASE

Sparton Corporation Releases Fiscal 2005 Second Quarter Results

JACKSON, Mich.—(BUSINESS WIRE)—February 11, 2005—Electronics Design and Manufacturing Service (EMS) provider, Sparton Corporation (NYSE:SPA) announces the financial results for the Fiscal 2005 second quarter and six-month periods.

Sales for the three-month and six-month periods ended December 31, 2004, totaled $34,527,000 and $79,715,000, respectively, an increase of $1,287,000 (3.9%) and $10,051,000 (14.4%) over the same periods last year. Government sales were lower than expected in both periods due to the rescheduling of engineering redesign work, sonobuoy drop test failures, lack of access to the U.S. Navy’s test range and manufacturing transitioning between sonobuoy contracts. Government sales are anticipated to improve later in this fiscal year as these issues are resolved. Industrial sales improved in both periods, with the increased demand expected to continue for the balance of this fiscal year. Aerospace sales for both periods were also above the prior year. A large component of this increased demand was due to higher sales of products related to aircraft collision avoidance systems mandated for installation in all commercial aircraft. This increased demand is not anticipated to continue throughout the year. Medical/Scientific Instrumentation was down in both periods from the prior year due to overall lower demand from existing customers in this market. While the Company has added several new customers and/or products in the medical device area, the volume of new business has not been as high as previously anticipated.

Operating income of $125,000 and $3,121,000 was reported for the three months and six months ended December 31, 2004, respectively. This compares to operating losses of $2,093,000 and $5,492,000 for the same periods last year. The gross profit percentage was 10%, up from 4.3% for the same period last year, and 12.5%, up from 2.7% last year, for the three months and six months ended December 31, 2004. Included in the three months ended December 31, 2004 gross profit was a settlement with a current customer, which resulted in the Company’s recovery of $500,000 of prior period start-up expenses. Extensive preparations, minor damage and unproductive wages from the tropical storms in Florida resulted in costs of approximately $500,000 being charged in the first quarter of fiscal 2005. The prior year’s depressed margins reflect inclusion of costs related to the start-up phase of several major programs, as well as charges incurred at the completion of one sonobuoy contract that had experienced technical problems. In addition, the prior year’s margin included a redesign effort on an existing product line, which resulted in a charge to operations of $455,000 through December 31, 2003. Selling and administration expenses declined primarily due to reduced bid & proposal and research & development expenses, which for the three months and six months ended December 31, 2004, were approximately $616,000 and $955,000, respectively, below the same periods last year. These cost reductions are not indicative of reduced bid and proposal activity, which is currently at an all time high, but primarily the result of a one-time sonobuoy engineering project which has been completed.

Other income-net was $319,000 and $677,000, versus expense of $250,000 and $309,000 for the three months and six months ended December 31, 2004 and 2003, respectively. Other expense-net in the prior year included $418,000 and $478,000 for insurance charges related to the Company’s previously owned automotive segment for the three months and six months ended December 31, 2003, respectively. These charges were for the settlement of a previously disputed claim. Translation adjustments, along with gains and losses from foreign currency transactions, are included in other income and, in the aggregate, amounted to a gain of $295,000 and $184,000 during the three months ended December 31, 2004 and 2003, and $656,000 and $173,000 during the six months ended December 31, 2004 and 2003, respectively.

Net income for the three months ended December 31, 2004, was $453,000 ($0.05 per share, basic and diluted), versus a loss of $1,516,000 ($(0.17) per share, basic and diluted) for the corresponding period last year. For the six months ended December 31, 2004, net income was $2,866,000 ($0.33 per share basic, $0.32 per share diluted) versus a loss of $3,697,000 ($(0.42) per share, basic and diluted) for the corresponding period last year.

At December 31, 2004, the aggregate government EMS backlog was approximately $56 million, which includes the recent U.S. Navy sonobuoy contract awards. Sparton was awarded $11.8 million for production of the Company’s AN/SSQ-53F sonobuoy; over $6 million for the AN/SSQ-77C; and over $2.8 million for the AN/SSQ-62E. The production of the three sonobuoys, which will involve final assembly in Sparton’s DeLeon Springs, Florida facility, is expected to be completed by December 2006.

On November 19th the Company celebrated the opening of its new 110,000 square foot facility in Albuquerque, New Mexico. The new manufacturing facility is expected to provide economic benefits to Sparton, accommodating customer products with higher technical requirements, as well as providing additional and more efficient manufacturing space in the Southwest. The Company purchased the manufacturing facility in Albuquerque, New Mexico, to replace an existing plant in Rio Rancho, New Mexico, which was subsequently sold. Construction of the Company’s new plant in Vietnam is expected to be complete in early February, with some production accomplished by the end of that month. This new facility is anticipated to provide increased growth opportunities for Sparton, in current as well as new markets. This new company operates under the name Spartronics.

SPARTON CORPORATION AND SUBSIDIARIES
Condensed Consolidated Statements of Operations (Unaudited)
For the Three-Month and Six-Month Periods ended December 31, 2004 and 2003

	Three-Month Periods		Six-Month Periods
	2004	2003	2004	2003
Net sales	$34,526,907	$33,239,772	$79,715,222	$69,664,573
Costs of goods sold	31,050,534	31,799,271	69,772,133	67,790,114

Gross profit	3,476,373	1,440,501	9,943,089	1,874,459

Selling and administrative expenses:
Selling and administrative	3,276,095	3,470,064	6,663,148	7,229,068
EPA related	75,033	62,947	159,033	136,947

	3,351,128	3,533,011	6,822,181	7,366,015

Operating income (loss)	125,245	(2,092,510)	3,120,908	(5,491,556)

Other income (expense):
Interest and investment income	206,768	122,704	422,241	353,246
Equity income (loss) in investment	15,000	(9,000)	(5,000)	12,000
Other – net	318,628	(250,440)	677,090	(309,425)

	540,396	(136,736)	1,094,331	55,821

Income (loss) before income taxes	665,641	(2,229,246)	4,215,239	(5,435,735)
Provision (credit) for income taxes	213,000	(713,000)	1,349,000	(1,739,000)

Net income (loss)	$452,641	$(1,516,246)	$2,866,239	$(3,696,735)

Basic earnings (loss) per share	$0.05	$(0.17)	$0.33	$(0.42)

Diluted earnings (loss) per share	$0.05	$(0.17)	$0.32	$(0.42)

Notes:

1. Financial information was taken from the Company’s internal records and is unaudited.

2. For the three-month and six-month periods, weighted average shares outstanding were 8,774,241 and 8,771,915 in 2004 and 8,762,243 and 8,761,626 in 2003, respectively. Average shares outstanding include the additional shares issued with respect to the 5% common stock dividend declared in November 2004. Differences in the basic and diluted weighted average number of shares outstanding for purposes of computing diluted earnings per share were due to the inclusion of the dilutive effect of employee incentive stock options. These differences in the calculation of basic and diluted earnings per share were not material. The effect of stock options was not included in the 2003 calculations as such would have been anti-dilutive to the current period net loss.

3. All share and per share information have been adjusted to reflect the impact of the 5% stock dividend declared in November 2004.

SPARTON CORPORATION AND SUBSIDIARIES
Condensed Consolidated Balance Sheet as of December 31, 2004 (unaudited)

Current assets	$88,718,776

Miscellaneous long-term receivables and other assets	10,987,368

Property, plant and equipment – net	14,756,676

Total assets	$114,462,820

Current liabilities	$16,167,994

Environmental remediation	6,403,743

Total shareowners’ equity	91,891,083

Total liabilities and shareowners’ equity	$114,462,820

This news release contains forward-looking statements within the scope of the Securities Act of 1933 and the Securities Exchange Act of 1934. The words “expects,” “anticipates,” and “believes,” and similar expressions, and the negatives of such expressions, are intended to identify forward-looking statements. Although the Company believes that these statements are based upon reasonable assumptions, such statements involve risks, uncertainties, and assumptions, including but not limited to industry and economic conditions, customer actions, and other factors discussed in the Company’s form 10-Q for the quarter ended December 31, 2004, and its other filings with the Securities and Exchange Commission. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual outcomes may vary materially from those indicated.